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                                                                    Exhibit 11.1


GENESEE & WYOMING INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

(in thousands, except per share amounts)

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                                                                     For the years ended
                                                                          December 31,
                                                                -------------------------------
                                                                 2002        2001        2000
                                                                -------     -------     -------

BASIC EARNINGS PER SHARE CALCULATION:

Net Income available to common stockholders                     $24,435     $18,127     $13,880
Weighted average number of shares
  of common stock                                                14,704      10,509       9,779
Earnings per share - basic                                      $  1.66     $  1.72     $  1.42

DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                                      $25,607     $19,084     $13,932
Weighted average number of shares of common stock
  and common stock equivalents outstanding:

  Weighted average number of shares of common stock              14,704      10,509       9,779
  Common stock equivalents applicable to Mandatorily
         Redeemable Convertible Preferred Stock                   2,446       1,983         108
  Common stock equivalents issuable under stock
    option plans                                                    435         425         207

  Weighted average number of shares of common stock
   and common stock equivalents - diluted                        17,585      12,917      10,094
Earnings per share - diluted                                    $  1.46     $  1.48     $  1.38

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